FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

•	Reported Net Income of $0.99 Per Share

•	Adjusted Net Income of $1.01 Per Share

•	Net New Orders Increased 13% to 6,031 Homes; Net New Order Value Increased 11% to $2.5 Billion

•	Closings Increased 3% to 6,186 Homes

•	Home Sale Revenues Increased 3% to $2.6 Billion

•	Reported Homebuilding Gross Margin of 23.1%; Adjusted Gross Margin of 23.4%

•	Unit Backlog Up 4% to 11,638 Homes; Backlog Value Increased 2% to $5.0 Billion

•	Company Repurchased 4.1 Million Shares of Stock in the Quarter for $136 Million

ATLANTA - Oct. 22, 2019 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its third quarter ended September 30, 2019. For the quarter, the Company reported net income of $273 million, or $0.99 per share. Adjusted net income for the period was $280 million, or $1.01 per share, after excluding a $9 million pre-tax warranty charge taken in the quarter related to a closed-out community. Reported prior year net income was $290 million, or $1.01 per share.

“Improving demand dynamics continued throughout the quarter, as lower interest rates and improved affordability had a positive impact on buyer interest,” said Ryan Marshall, PulteGroup President and CEO. “The 13% gain in orders that we realized in the third quarter reflects this improved demand environment, particularly among first-time buyers where orders were up 39% over last year.”

“Given a broadly favorable macroeconomic backdrop and expectations for interest rates to remain low, we see the opportunity for housing demand to continue moving higher over time,” added Marshall. “Within this environment, our strong balance sheet and outstanding local market operations have the Company well positioned to grow our business while continuing to deliver high returns on equity and invested capital.”

Third Quarter Results

Home sale revenues for the third quarter increased 3% over the prior year to $2.6 billion. The higher revenues for the period reflect a 3% increase in closings to 6,186 homes. The average price of homes closed was $426,000, which is consistent with the prior year.

The Company’s reported home sale gross margin for the third quarter was 23.1%. The Company’s third quarter adjusted home sale gross margin, which excludes the $9 million pre-tax warranty charge, was 23.4%. Homebuilding SG&A expense for the quarter was $271 million, or 10.3% of home sale revenues, compared with $253 million, or 9.8% of home sale revenues, in the prior year.

Net new orders for the third quarter increased 13% over the prior year to 6,031 homes. The value of third quarter net new orders was $2.5 billion, which is an increase of 11% over the prior year. In the third quarter, the Company operated out of 865 communities which is an increase of 4% over the comparable prior year period.

Unit backlog at the end of the quarter totaled 11,638 homes, which is up 4% over the third quarter of last year. Backlog value for the third quarter was $5.0 billion, which is an increase of 2% over the third quarter of 2018.

Third quarter pretax income for the Company's financial services operations increased 64% over the prior year to $32 million. The higher pretax income was driven by an increase in mortgage origination volumes associated with growth in the Company’s homebuilding operations and higher capture rates, coupled with improved margins in our mortgage operations resulting from the declining rate environment. Mortgage capture rate for the quarter was 84%, up from 75% last year.

During the quarter, the Company repurchased 4.1 million common shares for $136 million, or an average price of $32.93 per share. For the first nine months of 2019, the Company repurchased a total of 7.7 million common shares for $244 million, or an average price of $31.86 per share.

PulteGroup ended the quarter with a debt-to-total capital ratio of 34.6%, which is down from 38.6% at the end of 2018.

A conference call discussing PulteGroup's third quarter 2019 results is scheduled for Tuesday, October 22, 2019, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” "should", “will” and similar expressions identify forward-looking statements, including statements related to any impairment charge and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; competition within the industries in which we operate; the availability and cost of land and other raw materials used by us in our homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the levels of our land spend; the availability and cost of insurance covering risks associated with our businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws which could have a greater impact on our effective tax rate or the value of our deferred tax assets than we anticipate; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and other public filings with the Securities and Exchange Commission (the "SEC") for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 40 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com; www.jwhomes.com and www.americanwesthomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews.

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PulteGroup, Inc. Consolidated Statements of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues:
Homebuilding
Home sale revenues	$2,637,002	$2,572,236	$6,990,417	$6,933,888
Land sale and other revenues	8,548	25,510	40,993	104,971
	2,645,550	2,597,746	7,031,410	7,038,859
Financial Services	64,815	51,620	164,634	150,322
Total revenues	2,710,365	2,649,366	7,196,044	7,189,181

Homebuilding Cost of Revenues:
Home sale cost of revenues	(2,028,622)	(1,954,160)	(5,369,568)	(5,276,232)
Land sale cost of revenues	(7,350)	(22,060)	(35,615)	(71,791)
	(2,035,972)	(1,976,220)	(5,405,183)	(5,348,023)

Financial Services expenses	(32,514)	(32,213)	(94,864)	(96,650)
Selling, general, and administrative expenses	(270,625)	(252,757)	(782,791)	(719,706)
Other expense, net	(5,108)	(3,488)	(9,581)	(6,753)
Income before income taxes	366,146	384,688	903,625	1,018,049
Income tax expense	(93,042)	(95,153)	(222,723)	(233,674)
Net income	$273,104	$289,535	$680,902	$784,375

Per share:
Basic earnings	$0.99	$1.01	$2.44	$2.72
Diluted earnings	$0.99	$1.01	$2.44	$2.71
Cash dividends declared	$0.11	$0.09	$0.33	$0.27

Number of shares used in calculation:
Basic	272,992	283,489	275,734	285,127
Effect of dilutive securities	640	1,183	858	1,301
Diluted	273,632	284,672	276,592	286,428

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	September 30, 2019	December 31, 2018

ASSETS

Cash and equivalents	$736,986	$1,110,088
Restricted cash	31,658	23,612
Total cash, cash equivalents, and restricted cash	768,644	1,133,700
House and land inventory	7,830,059	7,253,353
Land held for sale	34,495	36,849
Residential mortgage loans available-for-sale	383,893	461,354
Investments in unconsolidated entities	62,182	54,590
Other assets	864,846	830,359
Intangible assets	128,592	127,192
Deferred tax assets, net	191,802	275,579
	$10,264,513	$10,172,976

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$389,843	$352,029
Customer deposits	333,672	254,624
Accrued and other liabilities	1,327,241	1,360,483
Income tax liabilities	38,624	11,580
Financial Services debt	249,360	348,412
Notes payable	2,744,181	3,028,066
	5,082,921	5,355,194
Shareholders' equity	5,181,592	4,817,782
	$10,264,513	$10,172,976

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Nine Months Ended
	September 30,
	2019	2018
Cash flows from operating activities:
Net income	$680,902	$784,375
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	83,752	230,335
Land-related charges	17,549	13,973
Depreciation and amortization	40,302	36,717
Share-based compensation expense	21,389	21,521
Other, net	2,567	(3,466)
Increase (decrease) in cash due to:
Inventories	(427,183)	(263,734)
Residential mortgage loans available-for-sale	76,813	218,900
Other assets	4,146	(22,117)
Accounts payable, accrued and other liabilities	82,543	(1,524)
Net cash provided by (used in) operating activities	582,780	1,014,980
Cash flows from investing activities:
Capital expenditures	(43,162)	(46,529)
Investments in unconsolidated entities	(8,515)	(1,000)
Business acquisition	(163,724)	—
Other investing activities, net	5,009	15,545
Net cash provided by (used in) investing activities	(210,392)	(31,984)
Cash flows from financing activities:
Repayments of notes payable	(297,411)	(82,655)
Borrowings under revolving credit facility	—	1,566,000
Repayments under revolving credit facility	—	(1,566,000)
Financial Services borrowings (repayments)	(99,052)	(187,071)
Debt issuance costs	—	(8,165)
Stock option exercises	6,368	5,462
Share repurchases	(244,388)	(172,060)
Cash paid for shares withheld for taxes	(10,726)	(7,379)
Dividends paid	(92,235)	(78,284)
Net cash provided by (used in) financing activities	(737,444)	(530,152)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(365,056)	452,844
Cash, cash equivalents, and restricted cash at beginning of period	1,133,700	306,168
Cash, cash equivalents, and restricted cash at end of period	$768,644	$759,012

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$19,569	$16,747
Income taxes paid (refunded), net	$60,329	$88,544

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
HOMEBUILDING:
Home sale revenues	$2,637,002	$2,572,236	$6,990,417	$6,933,888
Land sale and other revenues	8,548	25,510	40,993	104,971
Total Homebuilding revenues	2,645,550	2,597,746	7,031,410	7,038,859

Home sale cost of revenues	(2,028,622)	(1,954,160)	(5,369,568)	(5,276,232)
Land sale cost of revenues	(7,350)	(22,060)	(35,615)	(71,791)
Selling, general, and administrative expenses ("SG&A")	(270,625)	(252,757)	(782,791)	(719,706)
Other expense, net	(5,091)	(3,714)	(9,582)	(7,263)
Income before income taxes	$333,862	$365,055	$833,854	$963,867

FINANCIAL SERVICES:
Income before income taxes	$32,284	$19,633	$69,771	$54,182

CONSOLIDATED:
Income before income taxes	$366,146	$384,688	$903,625	$1,018,049

OPERATING METRICS:
Gross margin % (a)(b)	23.1%	24.0%	23.2%	23.9%
SG&A % (a)	(10.3)%	(9.8)%	(11.2)%	(10.4)%
Operating margin % (a)	12.8%	14.2%	12.0%	13.5%

(a)	As a percentage of home sale revenues

(b)	Gross margin represents home sale revenues minus home sale cost of revenues

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Home sale revenues	$2,637,002	$2,572,236	$6,990,417	$6,933,888

Closings - units
Northeast	388	350	956	1,002
Southeast	1,067	1,101	2,915	3,097
Florida	1,326	1,241	3,586	3,262
Midwest	944	1,014	2,492	2,653
Texas	1,194	1,114	3,162	3,019
West	1,267	1,211	3,299	3,365
	6,186	6,031	16,410	16,398
Average selling price	$426	$427	$426	$423

Net new orders - units
Northeast	424	353	1,240	1,251
Southeast	994	948	3,281	3,300
Florida	1,340	1,173	4,146	3,964
Midwest	895	823	2,894	2,980
Texas	1,103	1,005	3,792	3,511
West	1,275	1,048	3,933	3,560
	6,031	5,350	19,286	18,566
Net new orders - dollars	$2,538,708	$2,278,357	$8,165,268	$7,866,177

Unit backlog
Northeast			754	761
Southeast			1,976	1,919
Florida			2,449	2,380
Midwest			1,804	1,814
Texas			2,122	1,918
West			2,533	2,372
			11,638	11,164
Dollars in backlog			$5,010,999	$4,911,353

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
MORTGAGE ORIGINATIONS:
Origination volume	4,301	3,692	11,019	10,319
Origination principal	$1,365,940	$1,138,389	$3,442,557	$3,170,206
Capture rate	83.7%	75.0%	81.6%	76.0%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Interest in inventory, beginning of period	$234,709	$243,627	$227,495	$226,611
Interest capitalized	39,893	42,743	123,924	130,474
Interest expensed	(46,040)	(43,583)	(122,857)	(114,298)
Interest in inventory, end of period	$228,562	$242,787	$228,562	$242,787

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

This report contains information about our operating results reflecting certain adjustments, including: adjustments to gross margin; income tax expense; net income; and diluted earnings per share ("EPS"). These measures are considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures as measures of our profitability. We believe that reflecting these adjustments provides investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.

The following tables set forth a reconciliation of the non-GAAP financial measures to the GAAP financial measures that management believes to be most directly comparable ($000's omitted):

		Three Months Ended
	Results of Operations Classification	September 30,
		2019	2018

Net income, as reported		$273,104	$289,535
Adjustments to income before income taxes:
Warranty claim	Home sale cost of revenues	8,956	—
Income tax effect of the above item	Income tax expense	(2,229)	—
Adjusted net income		$279,831	$289,535

EPS (diluted), as reported		$0.99	$1.01
Adjusted EPS (diluted)		$1.01	$1.01

	Three Months Ended
	September 30,
	2019		2018

Home sale revenues	$2,637,002		$2,572,236

Gross margin, as reported (a)	$608,380	23.1%	$618,076	24.0%
Adjustments:
Warranty claim	8,956	0.3%	—	—%
Adjusted gross margin	$617,336	23.4%	$618,076	24.0%

(a) Gross margin represents home sale revenues minus home sale cost of revenues